CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Smithway Motor Xpress Corp.:


We consent to incorporation by reference in the Registration Statements (No.'s 333-10249, 333-10251, 333-21253, 333-81855, and 333-97195) on Form S-8 of
Smithway Motor Xpress Corp. of our report dated February 14, 2003,  except as to note 1 - liquidity and note 4, which are as of April 15, 2003, relating to the consolidated balance sheets of Smithway Motor Xpress Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. Our report, which appears in the December 31, 2002 Annual Report on Form 10-K of Smithway Motor Xpress Corp. includes an explanatory paragraph describing the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.







/s/ KPMG LLP


Des Moines, Iowa
April 15, 2003